Filed pursuant to Rule 424(b)(3)

Registration Number 333-208566

Prospectus Supplement No. 5 (To Prospectus dated December 29, 2015)

1,071,679 Shares of Common Stock

VIVEVE MEDICAL, INC.

This Prospectus Supplement No. 5 (this “Prospectus Supplement”) supplements our Prospectus dated December 29, 2015 included in our Registration Statement on Form S-1, File No. 333-208566, filed with the Securities and Exchange Commission on December 16, 2015, as supplemented by Prospectus Supplement No. 1 dated March 25, 2016, Prospectus Supplement No. 2 dated May 20, 2016, Prospectus Supplement No. 3 dated May 20, 2016 and Prospectus Supplement No. 4 dated June 28, 2016 (collectively, the “Prospectus”), relating to the offer and sale of up to 1,071,679 shares of common stock, par value $0.0001 per share, of Viveve Medical, Inc., a Delaware corporation (the “Company,” “Viveve,” “us,” “our,” or “we”), by the selling stockholders identified on page 25 of the Prospectus.

We are not selling any securities under this Prospectus Supplement and the Prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in the Prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this Prospectus Supplement and the Prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is currently quoted on The NASDAQ Capital Market under the symbol “VIVE”. On June 27, 2016, the last reported sale price of our common stock was $4.76.

 Recent Developments

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 21, 2016 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

An investment in our securities is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus for a discussion of information that you should consider before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Prospectus Supplement is June 28, 2016.

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in the Prospectus, this Prospectus Supplement, and in any other accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in the Prospectus, this Prospectus Supplement or any other prospectus supplement is accurate as of any date other than the date on the front of such documents.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2016 (June 20, 2016)

VIVEVE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11388	04-3153858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Commercial Street

Sunnyvale, California

94086

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 530-1900

No change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Loan and Security Agreement

On June 20, 2016 (the “Closing Date”), Viveve Medical, Inc. (the “Company”) and Viveve, Inc., the Company’s wholly-owned subsidiary (“Viveve”, collectively with the Company, the “Borrowers” and each, individually, a “Borrower”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Western Alliance Bank (the “Lender”), pursuant to which the Lender agreed to loan up to an aggregate of $10 million, to the Borrowers, payable in two tranches of $7.5 million (the “Tranche 1 Term Loan”) and $2.5 million (the “Tranche 2 Term Loan”, each of the Tranche 1 Term Loan and Tranche 2 Term Loan, individually, a “Term Loan” and collectively, the “Term Loans”). The funding conditions for both the Term Loans were satisfied as of the Closing Date, and therefore, both the Term Loans in an aggregate principal amount of $10 million were issued to Viveve on the Closing Date.

At closing, the proceeds from the Term Loans were used to repay the outstanding existing indebtedness to Pacific Western Bank, as successor in interest to Square 1 Bank, in the aggregate amount of approximately $4.5 million, and the balance is to be used for working capital purposes and to fund general business requirements. Interest under the Term Loans will accrue at a per annum rate equal to the Index Rate (i.e., the 30 day U.S. LIBOR rate reported in the Wall Street Journal) plus 6.96% determined on the funding date of each Term Loan, subject to adjustment if the Index Rate increases by more than 0.50% (a “Qualifying Increase”) and provided that, after the Qualifying Increase, the Term Loan shall bear interest on the outstanding obligations under the loan at a floating per annum rate equal to the greater of (i) the Index Rate plus 6.96%, determined as of the last day of each month, and (ii) 7.40%.

The Tranche 1 Term Loan, including all unpaid principal and accrued interest, is due to be repaid on or before January 1, 2020 (the “Tranche 1 Maturity Date”) and the Tranche 2 Term Loan, including all unpaid principal and accrued interest, is due to be paid 29 months following the first Amortization Date (as defined below) of the Tranche 2 Term Loan (the “Tranche 2 Maturity Date”). Interest shall be payable monthly beginning on the first day of the first month following the funding date through the Amortization Date (as defined below) of each Term Loan, upon which payments of principal, together with applicable interest, shall be payable. “Amortization Date” means (i) with respect to the Tranche 1 Term Loan, July 1, 2017, and (ii) with respect to the Tranche 2 Term Loan, the thirteenth Payment Date following the funding date of the Tranche 2 Term Loan. “Payment Date” means the first calendar date of each month.

Events of default which may cause repayment of the Loan to be accelerated include (1) non-payment of any obligation when due, (2) the failure to perform any obligation required under the Loan Agreement and to cure such default within a reasonable time frame, (3) the occurrence of a Material Adverse Event, as defined in the Loan Agreement, (4) the attachment or seizure of a material portion of the Borrowers’ assets if such attachment or seizure is not released, discharged or rescinded within 10 days, (5) if a Borrower becomes insolvent or starts an insolvency proceeding or if an insolvency proceeding is brought by a third party against a Borrower and such proceeding is not dismissed within 45 days, (6) if a Borrower defaults on or fails to perform any agreement (i) resulting in a right by a third party to accelerate indebtedness in an amount in excess of $50,000 or (ii) that would reasonably be expected to have a Material Adverse Effect, as defined in the Loan Agreement, (7) if a final, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $50,000 is rendered against a Borrower and remains unsatisfied and unstayed for a period of 10 days, (8) if any material misrepresentation or material misstatement existed in any warranty or representation set forth in the Loan Agreement or in any certificate delivered to the Lender pursuant to the Loan Agreement or to induce the Lender to enter into the Loan Agreement or any other loan document, or (9) if any guaranty of all or a portion of the Borrowers’ obligations ceases to be in full force and effect, or any guarantor fails to perform any material obligation under any guaranty, or if any of the above circumstances occur with respect to any guarantor.

The Loan Agreement creates a first priority security interest in favor of the Lender with respect to certain Collateral, as defined in the Loan Agreement.

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Intellectual Property Security Agreements.

In connection with the Loan Agreement, the Lenders and the Borrowers also entered into an Intellectual Property Security Agreement, dated as of June 20, 2016 pursuant to which a first priority security interest was created in all of the Borrowers’ intellectual property. The security interest granted pursuant to the Intellectual Property Security Agreements is in conjunction with the security interest granted to the Lender under the Loan Agreement and the rights and remedies of the Lender with respect to the security interest granted pursuant to the Intellectual Property Security Agreements are in addition to those set forth in the Loan Agreement.

Warrant.

As additional consideration for the Term Loans made to Viveve, the Company issued a 10-year warrant (the “Warrant”) to the Lender. The Warrant entitles the Lender and its assignee to purchase up to an aggregate of 100,402 shares of the Company’s common stock at an exercise price of $4.98 per share. The Warrant includes a cashless exercise provision.

The above are brief descriptions of the Loan Agreement, the Intellectual Property Security Agreements, and the Warrant and are qualified in their entirety by the full text of those documents, which are attached as exhibits to this Current Report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information about the Warrant which is included in Item 1.01 above is incorporated herein by reference.

In issuing the Warrant, the Company relied on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), inasmuch as the Lender is an accredited investor and the Company did not engage in any form of general solicitation or general advertising in conjunction with the issuance of the Warrant.

Item 8.01	Other Events

On June 20, 2016, the Company issued a press release to announce the Company’s entry into the Loan Agreement and closing of the Term Loans. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information furnished herewith pursuant to Item 8.01 of this Current Report, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in Item 8.01 of this Current Report shall not be incorporated by reference into any filing under the Securities Act, or the Exchange Act, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement dated as of June 20, 2016 by and among Viveve Medical, Inc., Viveve, Inc. and Western Alliance Bank
10.2	Intellectual Property Security Agreement dated as of June 20, 2016 between Viveve Medical, Inc. and Western Alliance Bank
10.3	Intellectual Property Security Agreement dated as of June 20, 2016 between Viveve, Inc. and Western Alliance Bank
10.4	Warrant issued by Viveve Medical, Inc. in favor of Western Alliance Bank
99.1	Press release dated June 20, 2016*

* Furnished herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 21, 2016

VIVEVE MEDICAL, INC.

By:	/s/ Scott Durbin
Scott Durbin, Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Agreement dated as of June 20, 2016 by and among Viveve Medical, Inc., Viveve, Inc. and Western Alliance Bank
10.2	Intellectual Property Security Agreement dated as of June 20, 2016 between Viveve Medical, Inc. and Western Alliance Bank
10.3	Intellectual Property Security Agreement dated as of June 20, 2016 between Viveve, Inc. and Western Alliance Bank
10.4	Warrant issued by Viveve Medical, Inc. in favor of Western Alliance Bank
99.1	Press release dated June 20, 2016*

 * Furnished herewith

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Exhibit 10.1

VIVEVE MEDICAL, INC., a delaware corporation

VIVEVE, INC., a delaware corporation

WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of June 20, 2016, by and among WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”), VIVEVE MEDICAL, INC., a Delaware corporation (“Parent”), and Viveve, inc., a Delaware corporation (“Viveve”) (individually and collectively, jointly and severally, “Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1     Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Amortization Date” is, (i) with respect to the Tranche 1 Term Loan, July 1, 2017, and (ii) with respect to the Tranche 2 Term Loan, the thirteenth (13th) Payment Date following the Funding Date of the Tranche 2 Term Loan.

“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses, but excluding legal fees of in-house counsel for the Bank other than in connection with an Insolvency Proceeding) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (excluding legal fees of in-house counsel for the Bank other than in connection with an Insolvency Proceeding) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, capital lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Term Loan or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Designated Deposit Account” means Borrower’s primary depository or operating account with Bank.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Existing Indebtedness” is the indebtedness of Borrower to PWB, in the aggregate principal outstanding amount as of the Closing Date of approximately [Five Million Dollars ($5,000,000)] pursuant to that certain Loan and Security Agreement, dated September 30, 2014, entered into by and between PWB and Borrower.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Tranche 1 Maturity Date or the Tranche 2 Maturity Date, as applicable, or (b) the acceleration of any Term Loan, or (c) the prepayment of a Term Loan pursuant to Section 2.2(c) or (d), equal to the original principal amount of such Term Loan multiplied by the Final Payment Percentage, payable to Bank.

“Final Payment Percentage” is three and one half percent (3.50%).

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Index Rate” means the thirty (30) day U.S. LIBOR rate reported in the Wall Street Journal.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.

“Maturity Date” means as applicable the Tranche 1 Maturity Date or the Tranche 2 Maturity Date.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“New Equity” means gross cash proceeds received by Viveve from the sale of Parent’s equity securities.

“Obligations” means all debt, principal, interest, the Prepayment Fee, the Final Payment, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” means the first (1st) calendar day of each calendar month.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)     Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)     Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)     Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $100,000 in the aggregate at any given time;

(d)     Subordinated Debt;

(e)     Unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(f)     Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; and

(g)     extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)     Investments existing on the Closing Date disclosed in the Schedule;

(b)     (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts;

(c)     Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)     Investments consisting of (i) Transition Accounts, and (ii) other deposit accounts in which Bank has a perfected security interest;

(e)     Investments accepted in connection with Transfers permitted by Section 7.1;

(f)     Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g)     Investments (i) by Borrower in Subsidiaries not to exceed Ten Thousand Dollars ($10,000) in the aggregate in any fiscal year and (ii) by Subsidiaries in other Subsidiaries not to exceed Ten Thousand Dollars ($10,000) in the aggregate in any fiscal year or in Borrower;

(h)     Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors; not to exceed in the aggregate for (i) and (ii), One Hundred Thousand Dollars ($100,000) in any fiscal year;

(i)     Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j)     Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary; and

(k)     joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

“Permitted Liens” means the following:

(a)     Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)     Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c)     Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)     Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)     leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(g)     non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(h)     Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(i)     Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Borrower is permitted under the terms of this Agreement to maintain such accounts and Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts.

(j)     Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (i) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prepayment Fee” is, with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to Bank in amount equal to:

(i)       for a prepayment made on or after the Funding Date of such Term Loan through and including the first anniversary of the Funding Date of such Term Loan, three percent (3.0%) of the principal amount of such Term Loan prepaid;

(ii)      for a prepayment made after the date which is after the first anniversary of the Funding Date of such Term Loan through and including the second anniversary of the Funding Date of such Term Loan, two percent (2.0%) of the principal amount of the Term Loans prepaid; and

(iii)     for a prepayment made after the second anniversary of the Funding Date of such Term Loan, one percent (1.0%) of the principal amount of the Term Loans prepaid.

“PWB” is Pacific Western Bank, a California state chartered bank, as successor in interest to Square 1 Bank, a North Carolina corporation.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Business Officer, the Chief Financial Officer and the Vice President of Finance of Borrower.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” is (i) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or Borrower’s Subsidiary, in any Domestic Subsidiary; and (ii) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or any Domestic Subsidiary in any Foreign Subsidiary.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Borrower and its Subsidiaries minus intangible assets, plus Subordinated Debt, on a consolidated basis determined in accordance with GAAP.

“Term Loan” and “Term Loans” are defined in Section 2.2(a) hereof.

“Tranche 1 Equity Raise” is defined in Section 3.1(n) hereof.

“Tranche 1 Maturity Date” means January 1, 2020.

“Tranche 1 Term Loan” is defined in Section 2.2(a)(i) hereof.

“Tranche 1 Warrant” and “Tranche 2 Warrant” means the warrant to purchase shares of common stock of Parent, in form and content reasonably acceptable to Bank and Borrower; provided, however, that the Tranche 2 Warrant shall be in substantially the same form as the Tranche 1 Warrant.

“Tranche 2 Draw Date” means the date on which Bank has received evidence, in form and substance reasonably satisfactory to Bank, that Parent has (i) been “up-listed” to a national exchange, such as NYSE MKT or NASDAQ and (ii) either (x) achieved top-line revenue of at least Two Million Five Hundred Thousand Dollars ($2,500,000) for the trailing three months or (y) received at least Five Million Dollars ($5,000,000) of New Equity, in addition to the Tranche 1 Equity Raise, for an aggregate amount of at least Fifteen Million Dollars ($15,000,000) of New Equity.

“Tranche 2 Draw Period” is the period commencing on the date of the occurrence of the Tranche 2 Draw Date and ending on the earlier of (i) December 31, 2016, and (ii) the occurrence of an Event of Default; provided, however, that the Tranche 2 Draw Period shall not commence if on the date of the occurrence of the Tranche 2 Draw Date Event an Event of Default has occurred and is continuing.

“Tranche 2 Maturity Date” means the date which is twenty-nine (29) months following the first Amortization Date of the Tranche 2 Term Loan.

“Tranche 2 Term Loan” is defined in Section 2.2(a)(ii) hereof.

“Total Liabilities” means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

1.2     Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.            LOAN AND TERMS OF PAYMENT.

2.1     Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

2.2     Term Loans.

(a)     Availability.

(i)     Subject to the terms and conditions of this Agreement, on the Closing Date, or as soon thereafter as is practical, Bank shall make a term loan to Viveve in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Tranche 1 Term Loan”). After repayment, the Tranche 1 Term Loan may not be re-borrowed.

(ii)     Subject to the terms and conditions of this Agreement, during the Tranche 2 Draw Period, Viveve may request and Bank agrees to make a term loan to Viveve in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Tranche 2 Term Loan” and, collectively with the Tranche 1 Term Loan, the “Term Loans” and each, individually, a “Term Loan”); provided, however, Bank shall not be obligated to make a Term Loan, if an Event of Default has occurred and is continuing. After repayment, the Tranche 2 Term Loan may not be re-borrowed.

(b)     Repayment. Borrower shall make monthly payments of interest, in arrears, only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date of each Term Loan. Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof. Commencing on the Amortization Date for each Term Loan, and continuing on the Payment Date of each month thereafter, Borrower shall make equal monthly payments of principal, together with applicable interest, in arrears, as calculated by Bank (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of each Term Loan, (2) the effective rate of interest, as determined in Section 2.4(a), and (3) a repayment schedule equal to thirty (30) months. All unpaid principal and accrued and unpaid interest is due and payable in full on the Tranche 1 Maturity Date with respect to the Tranche 1 Term Loan and on the Tranche 2 Maturity Date with respect to the Tranche 2 Term Loan. Each Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

(c)     Mandatory Prepayments. If the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) the Final Payment, (iii) the Prepayment Fee, plus (iv) all other Obligations that are due and payable, including Bank’s Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if the Final Payment had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay Bank the Final Payment in respect of the Term Loan(s).

(d)     Permitted Prepayment of Term Loans. Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by Bank under this Agreement, provided Borrower (i) provides written notice to Bank of its election to prepay the Term Loans at least thirty (30) days prior to such prepayment, and (ii) pays to the Bank on the date of such prepayment an amount equal to the sum of (A) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment, (C) the Prepayment Fee, plus (D) all other Obligations that are due and payable, including Bank’s Expenses and interest at the Default Rate with respect to any past due amounts.

2.3     Intentionally Omitted.

2.4     Interest Rate, Payments, and Calculations.

(a)     Interest Rate. Except as set forth in Section 2.4(b) below, each Term Loan shall bear interest, on the outstanding Daily Balance thereof, at a per annum rate equal to the Index Rate plus six and ninety-six hundredths of one percent (6.96%) determined on the Funding Date of each Term Loan; provided that such rate shall adjust if the Index Rate (as determined on the Funding Date of such Term Loan) increases by more than one half of one percentage point (0.50%) (a “Qualifying Increase”) and such adjustment shall occur on the first day of the month immediately following the Qualifying Increase; and provided further, that at all times after the Qualifying Increase, the Term Loan shall bear interest on the outstanding Daily Balance thereof at a floating per annum rate equal to the greater of (i) the Index Rate plus six and ninety-six hundredths of one percent (6.96%), determined as of the last day of each month, and (ii) seven and four tenths of one percent (7.40%).

(b)     Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than $25.00. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)     Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts (including but not limited to the Designated Deposit Account), in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)     Computation. In the event the Index Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Index Rate is changed, by an amount equal to such change in the Index Rate. For the avoidance of doubt, after the Qualifying Increase, the applicable interest rate will reset monthly on the first day of each month in which such interest accrues. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.5     Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.6     Fees. Borrower shall pay to Bank the following:

(a)     Loan Fee. On the Closing Date, a Loan Fee equal to Twenty Five Thousand Dollars ($25,000), which shall be nonrefundable, receipt of which hereby is acknowledged by Bank;

(b)     Final Payment. The Final Payment, when due hereunder;

(c)     Prepayment Fee. The Prepayment Fee, when due hereunder; and

(d)     Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date and, after the Closing Date, all Bank Expenses as and when they are incurred by Bank.

2.7     Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.            CONDITIONS OF LOANS.

3.1     Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)     this Agreement;

(b)     a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)     UCC National Form Financing Statement;

(d)     an intellectual property security agreement;

(e)     the Tranche 1 Warrant;

(f)     the certificate(s) for the Shares, together with Assignment(s) Separate from Certificate, duly executed in blank;

(g)     agreement to provide insurance;

(h)     payment of the fees and Bank Expenses then due specified in Section 2.6 hereof;

(i)     unaudited consolidated financial statements of Borrower for the three month period ended March 31, 2016;

(j)     a deposit account control agreement with respect to any account permitted hereunder to be maintained outside Bank;

(k)     a payoff letter from PWB, in respect of the Existing Indebtedness;

(l)     evidence that (i) the Liens securing the Existing Indebtedness will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(m)     a landlord’s consent executed in favor of Bank with respect to the location of Borrower’s headquarters;

(n)     written evidence of Viveve’s receipt of at least Ten Million Dollars ($10,000,000) of New Equity (the “Tranche 1 Equity Raise”);

(o)     evidence of positive data on Borrower’s VIVEVE I clinical study, receipt of which hereby is acknowledged by Bank; and

(p)     such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2     Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)     timely receipt by Bank of (i) the Advance Request Form in the form of Exhibit B-1 attached hereto; and (ii) the Disbursement Letter in the form of Exhibit B-2 attached hereto;

(b)     the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Advance Request Form and Disbursement Letter, and on the Funding Date of each Credit Extension as though made at and as of each such date, except those representations and warranties which expressly speak as of a particular date shall be true and correct in all material respects as of such date, and for purposes of this Section, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2; and

(c)     to the extent not delivered at the Closing Date, duly executed original Tranche 1 Warrant or Tranche 2 Warrant, as applicable, with respect to each Credit Extension made by Bank after the Closing Date.

3.3     Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain the Tranche 2 Term Loan, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Pacific time three (3) Business Days prior to the date such Term Loan is to be made. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Disbursement Letter executed by a Responsible Officer or his or her designee, together with the Tranche 2 Warrant. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. On each Funding Date, Bank shall credit and/or transfer (as applicable) to the Designated Deposit Account, the amount of each Term Loan.

4.            CREATION OF SECURITY INTEREST.

4.1     Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2     Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3     Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4     Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, or, to the extent not certificated as of the Closing Date, within ten (10) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new (as applicable) certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.            REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1     Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

5.2     Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3     No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4     Bona Fide Accounts. The Accounts are bona fide existing obligations. The property and services giving rise to such Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor.

5.5     Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6     Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

5.7     Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof. All Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof.

5.8     Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.9     No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.10     Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11     Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

5.12     Environmental Condition. Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13     Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.14     Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15     Government Consents. [Except as set forth in the Schedule,]’1 Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.16     Accounts. Except [as set forth in the Schedule and]2 as otherwise permitted under Section 6.7 hereof, none of Borrower’s nor any Subsidiary’s property is maintained or invested with a Person other than Bank.

5.17     Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.18     Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes. A portion of the proceeds of the Tranche 1 Term Loan shall be used by Borrower to repay the Existing Indebtedness in full on the Closing Date.

5.19     Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.            AFFIRMATIVE COVENANTS.

Borrower (except as otherwise noted) shall do all of the following:

6.1     Good Standing. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2     Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3     Financial Statements, Reports, Certificates. Parent shall deliver the following to Bank: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income statement, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Fifty Thousand Dollars ($50,000) or more; (e) as soon as available, but in any event within thirty (30) days after the end of each fiscal year of Borrower, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (ii) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors in form and content reasonably acceptable to Bank (the “Projections”), together with any related business forecasts used in the preparation of such Projections, which such (i) operating budgets and (ii) Projections for the balance of the 2016 fiscal year shall not be materially changed from such information provided by Borrower to Bank as of March 31, 2016; and (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

1 Subject to Bank’s review of proposed Schedule; please provide.

2 See footnote 1.

Parent shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.

Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than twice a year unless an Event of Default has occurred and is continuing.

6.4     Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

6.5     Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6     Insurance.

(a)     Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)     All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to One Hundred Thousand Dollars ($100,000.00) with respect to any loss, but not exceeding One Hundred Fifty Thousand Dollars ($150,000.00), in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

6.7     Accounts. Borrower shall (i) maintain and shall cause each of its Subsidiaries to maintain its primary depository, operating, and investment accounts with Bank; provided that Borrower shall have until ninety (90) days after the Closing Date to complete the transfer to Bank of its account balances maintained at other banks and financial institutions in the accounts identified on the Schedule and to close all such accounts (the “Transition Accounts”); provided further that Borrower shall cause such Transition Accounts to be subject to control agreements in form and content reasonably acceptable to, and in favor of, Bank; and (ii) endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required by Borrower, including, but not limited to, foreign currency wires, hedges and swaps.

6.8     Performance to Plan; Minimum Cash. Borrower’s actual trailing three-month revenues, as of any date of determination, shall be no less than eighty percent (80%) of Borrower’s projected revenues (the “Revenue Covenant”), delivered to Bank prior to the Closing Date and dated March 3, 2016 (for such measurement periods through December 31, 2016; Projections for periods thereafter shall be delivered to and approved in writing by Bank, provided that such updated Projections shall be delivered to Bank no later than January 31 of each year during the term hereof); provided that Borrower shall not be required to comply with the Revenue Covenant as long as Borrower at all times maintains a ratio of (i) minimum unrestricted cash in accounts with Bank to (ii) Indebtedness, of at least 1.25 to 1.00.

6.9     Intentionally Omitted.

6.10     Intellectual Property Rights.

(a)     Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any. Borrower shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(b)     Bank may audit Borrower's Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower's sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after 15 days' notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

6.11     Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, Borrower and such Guarantor shall (a) cause such new Domestic Subsidiary to provide to Bank (i) a joinder to this Agreement, to cause such Subsidiary to become a co-borrower hereunder or (ii) a guaranty and security agreement, to cause such Subsidiary to become a guarantor hereunder; in each case, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the Shares in such new Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section shall be a Loan Document.

6.12     Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.            NEGATIVE COVENANTS.

Borrower will not do any of the following:

7.1     Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) Transfers of worn-out or obsolete Inventory or Equipment; or (iv) Transfers of assets or property from any Subsidiary of Borrower to Borrower.

7.2     Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3     Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.4     Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5     Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber (except with respect to Permitted Liens), any of its property (including without limitation, its Intellectual Property), or permit any Subsidiary to do so.

7.6     Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

7.7     Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8     Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9     Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10     Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

7.11     Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect or permit any of its Subsidiaries to do any of the foregoing.

7.12     Capital Expenditures. Make or contract to make, without Bank’s prior written consent, capital expenditures, including leasehold improvements, in any fiscal year in excess of Five Hundred Thousand Dollars ($500,000.00).

7.13     Assets in Subsidiaries and Parent. Permit any Subsidiary and Parent to maintain assets of a value in excess of Ten Thousand Dollars ($10,000) at any time.

8.            EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1     Payment Default. If Borrower fails to pay, when due, any of the Obligations;

8.2     Covenant Default.

(a)     If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)     If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by Borrower be cured within such ten day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3     Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.4     Attachment. If any portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5     Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6     Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000) or which could reasonably be expected to have a Material Adverse Effect;

8.7     Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.8     Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.9     Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any material obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), which failure is not cured within any applicable cure period or any event of default occurs under any Guaranty Document, which is not cured during any applicable cure period, or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor.

9.            BANK'S RIGHTS AND REMEDIES.

9.1     Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)     Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)     Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)     Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)     Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)     Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f)     Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)     Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h)     Bank may credit bid and purchase at any public sale; and

(i)     Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2     Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3     Accounts Collection. At any time after the occurrence of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4     Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5     Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6     Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7     Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.          NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	VIVEVE MEDICAL, INC. VIVEVE, INC. 150 Commercial Street Sunnyvale, CA 94086 Attn: Chief Financial Officer email: sdurbin@viveve.com

If to Bank:	Bridge Bank, a division of Western Alliance Bank 55 Almaden Boulevard, Suite 100 San Jose, CA 95113 Attn: Loan Operations

With a copy to:	Bridge Bank, a division of Western Alliance Bank 12220 El Camino Real, Suite 100 San Diego, CA 92130 Attn: Robert C. Lake, SVP, Head of Life Sciences email: rob.lake@bridgebank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.          CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.          JUDICIAL REFERENCE PROVISION.

12.1     In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

12.2     With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (as amended from time to time, “CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

12.3     The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

12.4     The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

12.5     The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.6     The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.7     Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing or proceeding conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8     The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.9     If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.10     THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.          GENERAL PROVISIONS.

13.1     Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2     Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3     Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4     Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5     Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6     Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7     Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8     Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank or tis employees or other agents; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9     Patriot Act Notice.  Bank notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “ Patriot Act “), it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow Bank to identify the Borrower in accordance with the Patriot Act.

13.10     Borrower Liability. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including Viveve with respect to requesting a Credit Extension hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

14.          NOTICE OF FINAL AGREEMENT.

BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

VIVEVE MEDICAL, INC., a Delaware corporation

By:	/s/ Scott Durbin

Name:	Scott Durbin

Title:	CFO

VIVEVE, INC., a Delaware corporation

By:	/s/ Scott Durbin
Name:	Scott Durbin
Title:	CFO

WESTERN ALLIANCE BANK, an Arizona corporation

By:	/s/ Bill Wickline

Name:	Bill Wickline

Title:	VP, Director of Portfolio Management

[Signature Page to Loan and Security Agreement]

EXHIBIT A

DEBTOR:	VIVEVE MEDICAL, INC., a Delaware corporation

SECURED PARTY:	WESTERN ALLIANCE BANK, an Arizona corporation

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)     all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)     any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

EXHIBIT A

DEBTOR:	VIVEVE, INC., a Delaware corporation

SECURED PARTY:	WESTERN ALLIANCE BANK, an Arizona corporation

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)     all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)     any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Exhibit B-1

ADVANCE REQUEST FORM

(To be submitted no later than 3:00 PM to be considered for same day processing)

To:	Western Alliance Bank, an Arizona corporation

Fax:	(408) 282-1681

Date:	June 20, 2016

From:	VIVEVE MEDICAL, INC., for itself and on behalf of VIVEVE, INC.
Borrower's Name

/s/ Scott Durbin
Authorized Signature

Scott Durbin
Authorized Signer's Name (please print)

917-825-2479
Phone Number

To Account #

Borrower hereby requests funding in the amount of $    10M         in accordance with the

X Tranche 1 Term Loan, or

X Tranche 2 Term Loan

as defined in the Loan and Security Agreement dated as of June 20, 2016.

Borrower hereby authorizes Bank to rely on facsimile stamp signatures and treat them as authorized by Borrower for the purpose of requesting the above advance.

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of this Revolving Advance Request; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Loan and Security Agreement.

2

EXHIBIT B-2

Form of Disbursement Letter

[see attached]

DISBURSEMENT LETTER

June 20, 2016

The undersigned, being the duly elected and acting Chief Financial Officer of VIVEVE MEDICAL, INC., a Delaware corporation, for itself and on behalf of VIVEVE, INC., a Delaware corporation (individually and collectively, jointly and severally, “Borrower”), does hereby certify to WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”), in connection with that certain Loan and Security Agreement dated as of June 20, 2016, by and among Borrower and Bank (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1.     The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof.

2.     No event or condition has occurred that would constitute an Event of Default under the Loan Agreement or any other Loan Document.

3.     Borrower is in compliance with the covenants and requirements contained in Sections 5, 6 and 7 of the Loan Agreement.

4.     All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied or waived by Bank.

5.     No Material Adverse Change has occurred.

6.     The undersigned is a Responsible Officer.

[Balance of Page Intentionally Left Blank]

7.     The proceeds of the Tranche 1 Term Loan shall be disbursed as follows:

Disbursement from Bank:
Loan Amount	$7,500,000.00
Plus:
--Deposit Received	$25,000.00

Less:
--Loan Fee	($25,000.00)
--Existing Debt Payoff to be remitted to Pacific Western Bank, per the Payoff Letter dated June 20, 2016	($4,495,997.78)
--Interim Interest	($22,611.11)
--Bank’s Legal Fees	($49,196.00)*

TOTAL TRANCHE 1 TERM LOAN NET PROCEEDS	$5,432,195.11

8.     The Tranche 1 Term Loan shall amortize in accordance with the Amortization Table attached hereto.

9.     The aggregate net proceeds of the Term Loans shall be transferred to the Designated Deposit Account as follows:

Account Name:	VIVEVE MEDICAL, INC.
Bank Name:	Bridge Bank, a division of Western Alliance Bank
Bank Address:	55 Almaden Boulevard San Jose, CA 95113
Account Number:	0102344421
ABA Number:	121143260

[Balance of Page Intentionally Left Blank]

* Legal fees and costs are through the Closing Date. Post-closing legal fees and costs, payable after the Closing Date, to be invoiced and paid post-closing.

Dated as of the date first set forth above.

BORROWER:

VIVEVE MEDICAL, INC., a Delaware corporation

By	/s/ Scott Durbin
Name:	Scott Durbin
Title:	CFO

VIVEVE, INC., a Delaware corporation

By	/s/ Scott Durbin
Name:	Scott Durbin
Title:	CFO

BANK:

WESTERN ALLIANCE BANK, an Arizona corporation

By	/s/ Bill Wickline
Name:	Bill Wickline
Title:	VP, Director of Portfolio Management

[Signature Page to Disbursement Letter]

Exhibit C

Compliance Certificate

TO:	WESTERN ALLIANCE BANK, an Arizona corporation

FROM:	VIVEVE MEDICAL, INC., for itself and on behalf of VIVEVE, INC.

The undersigned authorized officer of VIVEVE MEDICAL, INC., for itself and on behalf of VIVEVE, INC., hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof, provided, however, those representations and warranties expressly referring to a particular date are true and correct in all material respects as of such date. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Annual financial statements (CPA Audited)	FYE within 90 days		Yes	No

Monthly financial statements and Compliance Certificate	Prior to each Credit Extension, and monthly within 30 days		Yes	No

10K and 10Q	(as applicable)		Yes	No

Annual operating budget, sales projections and operating plans approved by board of directors	Annually no later than January 31 of each fiscal year		Yes	No

Deposit balances with Bank	$ ___________________
Deposit balance outside Bank	$ ___________________

Cash Covenant	Required	Actual	Complies

Unrestricted Cash to Indebtedness Ratio	At least 1.25 to 1.00	_____ to 1.00	Yes	No

If “NO” to Cash Covenant Compliance then complete the following:

Revenue Covenant	Required	Actual	Complies

Performance to Plan (monthly; T3M)	At least 80% of projections (dated 3/3/2016 for measurement periods through 12/31/16)%		Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,		AUTHORIZED SIGNER

/s/ Scott Durbin	Date:

Verified:
SIGNATURE		AUTHORIZED SIGNER

Date:
TITLE CFO
	Compliance Status	Yes	No

DATE June 20, 2016

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Section 1.1)

The unpaid principal balance, interest and fees under the loan with Pacific Western Bank (as successor in interest by merger to Square 1 Bank) will be paid off after the Closing. The aggregate amount to be paid off under the loan would equal to $4,476,469.22 on an anticipated payoff date of June 20, 2016, which includes: (1) outstanding principal balance as of June 20, 2016 - $4,133,373.29; (2) calculated interest due as of June 20, 2016 - $12,362.59; (3) prepayment fee (2% of outstanding term loan balance) - $82,666.67; and (4) final payment fee (6.8% of aggregate Tranche 1 and Tranche 2 advances; and 3.5% of aggregate Tranche 3 advances) - $248,066.67.

Permitted Investments (Section 1.1)

Viveve B.V.’s cash balance is currently less than $10,000 (cash balance as of June 10, 2016 - $5,192.59). However, Viveve B.V.’s cash balance temporarily exceeded $10,000 in December 2015 (cash balance as of December 31, 2015 - $20,682.17), January 2016 (cash balance as of January 31, 2016 - $15,867.06), and February 2016 (cash balance as of February 29, 2016 - $11,044.00), which was mainly due to VAT recoverables for 2015 made by our local agent prior to the year-end closing.

Permitted Liens (Section 1.1)

Pacific Western Bank (as successor in interest by merger to Square 1 Bank) has a security interest in all of Viveve’s personal property including all of Vivive’s intellectual property and Parent’s interest in any capital stock or equity interest in Viveve, and all proceeds thereof, which will be terminated after the Closing.

Under the Air Commercial Real Estate Association Standard Industrial/Commercial Multi-Tenant Lease – Gross with the Castine Group dated Jan. 25, 2012, as amended by First Amendment to Lease dated Jan. 2015, Viveve as the lessee may not voluntarily or by operation of law mortgage or encumber all or any part of its interest in this lease or in the premises without the lessor’s prior written consent unless otherwise exempted under the lease agreement.

Grant Security Interest (Section 4.1)

Pacific Western Bank (as successor in interest by merger to Square 1 Bank) has a security interest in all of Viveve’s personal property including all of Vivive’s intellectual property and Parent’s interest in any capital stock or equity interest in Viveve, and all proceeds thereof, which will be terminated after the Closing.

Inbound Licenses (Section 5.6)

Viveve generates 100% of its revenue from the sale of its products, which incorporate certain components that are licensed under the agreements with Edward Knowlton, Solta Medical, and Stellartech Research Corporation.

Prior Names (Section 5.7)

Parent was named “PLC Systems Inc.” from May 1987 to September 2014. Viveve was named “TivaMed, Inc.” from September 2005 to October 2009.

Under Viveve’s agreement with Stellartech Research Corporation, the equipment manufactured for Viveve that have not been delivered are stored with Stellartech Research Corporation at 560 Cottonwood Drive, Milpitas, CA 95035.

Litigation (Section 5.8)

Denville & Dover Fund LLC – Claim

On April 12, 2016, Parent was served with a Notice of Commencement of Action, a Summons and a Complaint. The action was filed in the Supreme Court of the State of New York, New York County, Index No. 951928/2016 and is titled “Denville and Dover Fund LLC , Plaintiff, against Viveve Medical, Inc. (f/k/a PLC Systems, Inc.), Defendant”. The complaint alleges that PLC Systems, Inc. (“PLC”), during the period from 2011 through 2013, sold securities to the Plaintiff, including a Common Stock Purchase Warrant, No. R-3B, for the purchase of 679,825 pre-Merger shares of PLC common stock (the “Warrant”). The Warrant expiration date was February 22, 2016. Plaintiff alleges that the Warrant was exercised on January 30, 2016 but that the Defendant has failed and refused to issue the common stock, as required by the terms of the Warrant. Plaintiff asks the Court to order the Defendant to issue the shares of common stock underlying the Warrant, pay compensatory damages in an amount no less than $400,000, pay liquidated damages in the amount of $10,732.46 accrued from February 4, 2016 through February 10, 2016 and liquidated damages of $3,066.42 per day from February 10, 2016 until judgement and for attorney’s fees and the costs and expenses of the legal action. On May 13, 2016, the company removed the action to the United States District Court for the Southern District of New York. The company believes the claim is meritless and intends to vigorously defend against such claim.

Annamaria Tamura - Claim by Former Employee Now Arbitration

On March 11, 2016, Viveve filed a Demand for Arbitration (the “Tamura Demand”) with the American Arbitration Association against Annamaria Tamura, a former employee, asserting common law and statutory negligence claims against the former employee arising from her alleged negligent performance of certain work duties. The demand seeks damages for lost profits, along with attorney's fees, interest, and costs. On April 7, 2016, the former employee served an arbitration answering statement and counterclaim request (the “Counterclaim”) to our demand. In the Counterclaim, the former employee alleges causes of action for, among other claims, retaliation, wrongful termination, disability-related discrimination, intentional misrepresentation, breach of contract and intentional infliction of emotional distress. The former employee has asked for recovery of general damages, special damages, statutory damages and penalties, damages for emotional distress, restitution and disgorgement, injunctive relief, punitive damages, costs and attorney’s fees. The amount of the damages was not specified in the Counterclaim.

Jonathan Parmer, M.D. – Claim

On January 31, 2016, Viveve received a letter from an attorney claiming to represent Jonathan Parmer, M.D., the original Chief Executive Officer of Viveve, asserting that (a) shares of Viveve’s common stock held by Dr. Parmer were diluted by the issuance of Viveve’s Series B Preferred Stock in April 2012 (the “Series B Financing”), (b) that such dilution caused a “failure of consideration” with respect to Dr. Parmer’s assignment to Viveve of Patent No. 8961511 (for a Vaginal Remodeling Device and Method) in 2006, and (c) as a result of such failure of consideration, Dr. Parmer had unilaterally rescinded, or was threatening to rescind, such assignment and one or more related patent application assignments.

The Series B Financing closed at or around the same time as Dr. Parmer and Viveve entered into a Settlement Agreement and General Release which, among other things (i) contemplated that Dr. Parmer would be issued $150,000 of Series B Preferred Stock and (ii) contained a release of any claims arising out of any action Dr. Parmer might bring, or participate in, against Viveve, its directors or investors in connection with the Series B Financing.

In the January 31st letter, Dr. Parmer’s attorney proposed that the following consideration be paid to Dr. Parmer and others to settle the dispute: (1) 8% of Viveve’s current outstanding stock in exchange for 1.4 million shares of common shares of Viveve previously issued to Dr. Parmer and (2) $2,400,000 in cash to “buy out” other shares of stock owned by Dr. Parmer and certain other investors.

On February 29, 2016, Viveve’s attorney sent a letter to Dr. Parmer’s attorney in order to respond to the meritless assertions in the January 31st letter and to reject the proposal above. In emails sent by Dr. Parmer on March 22, 2016, he threatened to write to the Securities and Exchange Commission regarding certain disclosure issues involving Viveve and stated that ownership of the patent referenced above will eventually be determined by litigation.

Environmental Condition (Section 5.12)

None.

Governmental Consents (Section 5.15)

None.

Accounts (Section 5.16)

None.

Corporate Resolutions to Borrow

Borrower: VIVEVE MEDICAL, INC.	Date: June 20, 2016

I, the undersigned Secretary or Assistant Secretary of VIVEVE MEDICAL, INC. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation, as amended, and the Restated Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

Scott Durbin	CFO	/s/ Scott Durbin

Patricia Scheller	CEO	/s/ Patricia Scheller

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money. To borrow from time to time from Western Alliance Bank, an Arizona corporation (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents. To execute and deliver to Bank that certain Loan and Security Agreement dated as of (the “Loan Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Warrants. To issue Bank warrants to purchase the Corporation’s capital stock.

Letters of Credit. To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Corporate Credit Cards. To execute corporate credit card applications and agreements and other related documents pertaining to Bank’s provision of corporate credit cards.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on the date set forth above and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X	/s/ Scott Durbin
Secretary or Assistant Secretary of Borrower

ATTACHMENT A

CERTIFICATE OF INCORPORATION

[Please refer to Exhibit 3.1.1 to Viveve Medical, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2016]

ATTACHMENT B

BYLAWS OF THE CORPORATION

[Please refer to Exhibit 3.2 to Viveve Medical, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2016]

Corporate Resolutions to Borrow

Borrower: VIVEVE, INC.	Date: June 20, 2016

I, the undersigned Secretary or Assistant Secretary of VIVEVE, INC. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation, as amended, and the Restated Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

Scott Durbin	CFO	/s/ Scott Durbin

Patricia Scheller	CEO	/s/ Patricia Scheller

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money. To borrow from time to time from Western Alliance Bank, an Arizona corporation (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents. To execute and deliver to Bank that certain Loan and Security Agreement dated as of (the “Loan Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Letters of Credit. To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Corporate Credit Cards. To execute corporate credit card applications and agreements and other related documents pertaining to Bank’s provision of corporate credit cards.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on the date set forth above and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X	/s/ Scott Durbin
Secretary or Assistant Secretary of Borrower

ATTACHMENT A

CERTIFICATE OF INCORPORATION

ATTACHMENT B

BYLAWS OF THE CORPORATION

INSURANCE AUTHORIZATION LETTER

In accordance with the insurance coverage requirements of the Loan and Security Agreement dated as of June 20, 2016 (the “Agreement”), between Western Alliance Bank, an Arizona corporation (“Bank”), and VIVEVE MEDICAL, INC., a Delaware corporation, and VIVEVE, INC., a Delaware corporation (individually and collectively, jointly and severally, “Borrower”), coverage is to be provided as set forth below:

COVERAGE:	All risk including liability and property damage.

INSURED:

LOCATION(s) OF COLLATERAL:

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Insuring Agent:                    _________________________

Address:                _________________________

                _________________________

Phone Number:     _________________________

Fax Number:          _________________________

ADDITIONAL INSURED AND LOSS PAYEE:

Bank, as its interests may appear below.

BANK:

Bridge Bank, a division of Western Alliance Bank

55 Almaden Blvd.

San Jose, CA 95113

Attn: Note Department

Fax # 408-689-8542

Phone # 408-423-8500

The above coverage is to be provided prior to funding the Agreement. Borrower hereby agrees to pay for the coverage above and by signing below acknowledges its obligation to do so.

Signature:      /s/ Scott Durbin

Title:               CFO

Date:              June 20, 2016

Exhibit 10.2

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT, dated as of June 20, 2016 (the “Agreement”), between WESTERN ALLIANCE BANK, an Arizona corporation (“Lender”), and VIVEVE MEDICAL, INC., a Delaware corporation (“Grantor”), is made with reference to the Loan and Security Agreement, dated as of June 20, 2016 (as amended from time to time, the “Loan Agreement’), by and among Lender, Grantor and VIVEVE, INC, a Delaware corporation. Terms defined in the Loan Agreement have the same meaning when used in this Agreement.

For good and valuable consideration, receipt of which is hereby acknowledged, Grantor hereby covenants and agrees as follows:

To secure the Obligations under the Loan Agreement, Grantor grants to Lender a security interest in all right, title, and interest of Grantor in any of the following, whether now existing or hereafter acquired or created in any and all of the following property (collectively, the “Intellectual Property Collateral”):

(a)     copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the “Copyrights”), including the Copyrights described in Exhibit A;

(b)     trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks (collectively, the “Trademarks”), including the Trademarks described in Exhibit B;

(c)     patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same (collectively, the “Patents”), including the Patents described in Exhibit C;

(d)     mask work or similar rights available for the protection of semiconductor chips or other products (collectively, the “Mask Works”);

(e)     trade secrets, and any and all intellectual property rights in computer software and computer software products;

(f)     design rights;

(g)     claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(h)     licenses or other rights to use any of the Copyrights, Patents, Trademarks, or Mask Works, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(i)     amendments, renewals and extensions of any of the Copyrights, Trademarks, Patents, or Mask Works; and

(j)     proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

The rights and remedies of Lender with respect to the security interests granted hereunder are in addition to those set forth in the Loan Agreement, and those which are now or hereafter available to Lender as a matter of law or equity. Each right, power and remedy of Lender provided for herein or in the Loan Agreement, or now or hereafter existing at law or in equity shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein, and the exercise by Lender of any one or more of such rights, powers or remedies does not preclude the simultaneous or later exercise by Lender of any other rights, powers or remedies.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GRANTOR:	LENDER:
VIVEVE MEDICAL, INC., a Delaware corporation By: /s/ Scott Durbin Name: Scott Durbin Title: CFO	WESTERN ALLIANCE BANK, an Arizona corporation By: /s/ Bill Wickline Name: Bill Wickline Title: VP, Director of Portfolio Management

Address for Notices: 150 Commercial Street Sunnyvale, CA 94086 Attn: Chief Financial Officer	Address for Notices: Attn: 55 Almaden Boulevard, Suite 100 San Jose, California 95113 Tel: (408) 556-6501 Fax:(408) 282-1681

[Signature Page to Intellectual Property Security Agreement]

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Exhibit A

Copyrights

Please Check if No Copyrights Exist X

Type of Work:	Title:	International Standard Serial Number (ISSN):	Registration Number:	Filing Date:	Pre- registered?

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Exhibit B

trademarks

Please Check if No Trademarks Exist X

Mark / Title:	U.S. Serial Number:	U.S. Registration Number:	USPTO Reference Number:	Filing Date:

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Exhibit C

patents

Please Check if No Patents Exist X

Title:	Patent Number:	Application Serial Number:	Issued or Published?	Issue Date:

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Exhibit 10.3

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT, dated as of June 20, 2016 (the “Agreement”), between WESTERN ALLIANCE BANK, an Arizona corporation (“Lender”), and VIVEVE, INC., a Delaware corporation (“Grantor”), is made with reference to the Loan and Security Agreement, dated as of June 20, 2016 (as amended from time to time, the “Loan Agreement’), by and among Lender, Grantor and VIVEVE MEDICAL, INC, a Delaware corporation. Terms defined in the Loan Agreement have the same meaning when used in this Agreement.

For good and valuable consideration, receipt of which is hereby acknowledged, Grantor hereby covenants and agrees as follows:

To secure the Obligations under the Loan Agreement, Grantor grants to Lender a security interest in all right, title, and interest of Grantor in any of the following, whether now existing or hereafter acquired or created in any and all of the following property (collectively, the “Intellectual Property Collateral”):

(a)     copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the “Copyrights”), including the Copyrights described in Exhibit A;

(b)     trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks (collectively, the “Trademarks”), including the Trademarks described in Exhibit B;

(c)     patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same (collectively, the “Patents”), including the Patents described in Exhibit C;

(d)     mask work or similar rights available for the protection of semiconductor chips or other products (collectively, the “Mask Works”);

(e)     trade secrets, and any and all intellectual property rights in computer software and computer software products;

(f)     design rights;

(g)     claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(h)     licenses or other rights to use any of the Copyrights, Patents, Trademarks, or Mask Works, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(i)     amendments, renewals and extensions of any of the Copyrights, Trademarks, Patents, or Mask Works; and

(j)     proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

The rights and remedies of Lender with respect to the security interests granted hereunder are in addition to those set forth in the Loan Agreement, and those which are now or hereafter available to Lender as a matter of law or equity. Each right, power and remedy of Lender provided for herein or in the Loan Agreement, or now or hereafter existing at law or in equity shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein, and the exercise by Lender of any one or more of such rights, powers or remedies does not preclude the simultaneous or later exercise by Lender of any other rights, powers or remedies.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GRANTOR:	LENDER:
VIVEVE, INC., a Delaware corporation By: /s/ Scott Durbin Name: Scott Durbin Title: CFO	WESTERN ALLIANCE BANK, an Arizona corporation By: /s/ Bill Wickline Name: Bill Wickline Title: VP, Director of Portfolio Management

Address for Notices: 150 Commercial Street Sunnyvale, CA 94086 Attn: Chief Financial Officer	Address for Notices: Attn: 55 Almaden Boulevard, Suite 100 San Jose, California 95113 Tel: (408) 556-6501 Fax:(408) 282-1681

[Signature Page to Intellectual Property Security Agreement]

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Exhibit A

Copyrights

Please Check if No Copyrights Exist X

Type of Work:	Title:	International Standard Serial Number (ISSN):	Registration Number:	Filing Date:	Pre- registered?

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Exhibit B

trademarks

Please Check if No Trademarks Exist □

Mark / Title:	U.S. Serial Number:	U.S. Registration Number:	USPTO Reference Number:	Filing Date:

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Exhibit C

patents

Please Check if No Patents Exist □

Title:	Patent Number:	Application Serial Number:	Issued or Published?	Issue Date:

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Exhibit 10.4

THESE SECURITIES AND THE UNDERLYING SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES, SUBJECT TO COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

COMMON STOCK PURCHASE WARRANT

Issue Date: June 20, 2016

To Purchase 100,402 Shares of Common Stock of

VIVEVE MEDICAL, INC.

THIS COMMON STOCK PURCHASE WARRANT CERTIFIES that, for value received, Western Alliance Bank, an Arizona corporation and its assignee (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Issue Date (the “Initial Exercise Date”) and on or prior to the close of business on the earlier of the tenth anniversary of the Issue Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Viveve Medical, Inc., a Delaware corporation (the “Company”), up to an aggregate of 100,402 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) in accordance with Section 2 or Section 3 herein. The purchase price of one share of Common Stock (the “Exercise Price”) under this Warrant shall be $4.98, subject to adjustment hereunder. The Exercise Price and the number of Warrant Shares for which the Warrant is exercisable shall be subject to adjustment as provided herein.

1.     Authorization of Shares. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

2.     Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by the surrender of this Warrant and the Notice of Exercise Form attached hereto as Exhibit A duly executed, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company). Upon payment of the Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank, the Holder shall be entitled to receive a certificate for the number of Warrant Shares so purchased. Certificates for Warrant Shares purchased hereunder shall be delivered to the Holder within five (5) business days after the date on which this Warrant shall have been exercised as aforesaid. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the date the Warrant has been exercised by payment to the Company of the Exercise Price and all taxes required to be paid by the Holder, if any, prior to the issuance of such shares, have been paid. If the Company fails to deliver to the Holder a certificate or certificates representing the number of Warrant Shares exercised pursuant to this Section 2 by the fifth business day after the date of exercise, then the Holder will have the right to rescind such exercise by written notice to the Company.

3.     Cashless Exercise. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date, by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if any of the NASDAQ markets or exchanges is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported on the OTCQX, OTCQB or OTC Pink Marketplace maintained by the OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average price of the Common Stock on the first such facility (or a similar organization or agency succeeding to its functions of reporting prices), or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, the OTCQB, the OTCQX or the OTC Pink Marketplace (or any successors to any of the foregoing). “Trading Day” means a day on which the principal Trading Market is open for trading.

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Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 3.

4.     Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

5.     No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

6.     Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder.

7.     Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

8.     Division and Combination.

(a)     This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the Holder’s and the denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. The Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

(b)     The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 8.

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(c)     The Company agrees to maintain, at its aforesaid office, books for the registration of this Warrant and any other new Warrants that may be issued upon the division or combination of this Warrant under this Section 8.

9.     No Rights as Shareholder until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price, the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.

10.     Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

11.     Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

12.     Adjustments of Exercise Price and Number of Warrant Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of any of the following. In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then in each such case the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which it would have owned or have been entitled to receive had such Warrant been exercised in advance thereof. Upon each such adjustment of the kind and number of Warrant Shares or other securities of the Company which are purchasable hereunder, the Holder shall thereafter be entitled to purchase the number of Warrant Shares or other securities resulting from such adjustment at an Exercise Price per Warrant Share or other security obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing by the number of Warrant Shares or other securities of the Company resulting from such adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

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13.     Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Company, then the Holder shall have the right thereafter to receive, at the option of the Holder, upon exercise of this Warrant, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board of Directors of the Company) in order to provide for adjustments of Warrant Shares for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 13. For purposes of this Section 13, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 13 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

14.     No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by Company, but shall at all times in good faith assist in carrying out of all the provisions of this Warrant and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Warrant against impairment.

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15.     Voluntary Adjustment by the Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

16.     Notice of Adjustment. Whenever the number of Warrant Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as herein provided, the Company shall give notice thereof to the Holder, which notice shall state the number of Warrant Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Warrant Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

17.     Certificate as to Adjustments. Upon each adjustment of the Exercise Price, Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price in effect upon the date thereof and the series of adjustments leading to such Exercise Price.

18.     Notice of Corporate Action. If at any time:

(a)     the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or

(b)     there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation or,

(c)     there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases (but not in such cases if the rights of the holder or holders of Common Stock will not be materially affected thereby), the Company shall give to Holder (i) at least five (5) business days’ prior notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least five (5) business days’ prior notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their Warrant Shares for securities or other property deliverable upon such disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to Holder at the last address of Holder appearing on the books of the Company and delivered in accordance with Section 21(c).

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19.     Information. So long as the Holder holds this Warrant and/or any of the Warrant Shares, Company shall deliver to Holder (a) promptly, copies of all notices or other written communications to which Holder would be entitled if it held Warrant Shares as to which this Warrant was then exercisable and (b) such other financial statements required under and in accordance with any loan documents between Holder and Company, or if there are no such requirements or if the subject loan(s) are no longer are outstanding, then within 45 days after the end of each of the first three quarters of each fiscal year, Company's quarterly, unaudited financial statements and within 90 days after the end of each fiscal year, Company's annual, audited financial statements; provided, however, that so long as the Company is subject to the reporting obligations of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files all such required reports on a timely basis (including pursuant to Rule 12b-25 promulgated under the Exchange Act), the Company shall be deemed to have satisfied the requirement of subsection (b).

20.     Authorized Shares. The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the trading market upon which the Common Stock may be listed.

21.     Miscellaneous.

(a)     Jurisdiction. This Warrant shall constitute a contract under the laws of California, without regard to its conflicts of laws principles or rules.

(b)     Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

(c)     Notices. Any notice, request or other document required or permitted to be given or delivered pursuant to this Warrant shall be deemed to have been sufficiently given and received for all purposes when delivered by hand or by facsimile or email that has been confirmed as received by 5:00 P.M. on a business day, one (1) business day after being sent by nationally recognized overnight courier after 5:00 P.M. on any day, or five (5) business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, to the following addresses:

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If to the Company:               Viveve Medical, Inc.

150 Commercial Street

Sunnyvale, CA 94086

Attn: Scott C. Durbin

Fax: (408) 530-1919

Email: sdurbin@viveve.com

If to the Holder:                   At the Holder’s address in the Company’s Warrant register.

(d)     Limitation of Liability. No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(e)     Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

(f)     Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Holder and the Company.

(g)     Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(h)     Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

(i)      Compliance with Securities Laws on Transfer. This Warrant and the Warrant Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable U.S. federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to Company, as reasonably requested by Company). To the extent that an opinion of counsel is required by the transfer agent, the Company’s counsel will deliver an opinion to the transfer agent if the transfer is from Western Alliance Bank (“Bank”) to its parent company, Western Alliance Bancorporation, or any other affiliate of Bank, provided, such transferee in writing represents and warrants to Company that (i) such transferee is an “accredited investor” (as defined under Rule 501(a) promulgated under the Securities Act of 1933, as amended ( the “1933 Act”) and (ii) such transferee is acquiring this Warrant and the Warrant Shares for investment and not with a view to the further distribution or transfer thereof, or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

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(j)      Transfer Procedure. After receipt by Bank of the executed Warrant, Bank shall transfer all of this Warrant to Bank’s parent company, Western Alliance Bancorporation, by execution of an Assignment substantially in the form of Exhibit B, subject to such transferee making in writing the representations and warranties referenced above in Section 21(i). Subject to the provisions of Section 21(i) and this Section 21(j) and upon providing the Company with written notice, Western Alliance Bancorporation and any subsequent Holder may transfer all or part of this Warrant or the Warrant Shares issuable upon exercise of this Warrant to any transferee, provided, however, in connection with any such transfer, Western Alliance Bancorporation or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with the Company.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its authorized officer as of the day and year first above written.

COMPANY

VIVEVE MEDICAL, INC.

By:	/s/ Scott Durbin
Name:	Scott Durbin
Title:	CFO

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EXHIBIT A

NOTICE OF EXERCISE

To:     VIVEVE MEDICAL, INC.

(1)     ()The undersigned hereby elects to purchase ________ Warrant Shares of VIVEVE MEDICAL, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)     ()Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

Name:

Address:

SSN/Tax ID:

The Warrant Shares shall be delivered to the following:

HOLDER NAME

By: ___________________________________________

Name:

Title:

Dated: ________________________________________

EXHIBIT B

ASSIGNMENT

For value received, WESTERN ALLIANCE BANK, an Arizona corporation hereby sells, assigns and transfers unto:

Name:          WESTERN ALLIANCE BANCORPORATION
Address:     55 Almaden Boulevard
                     San Jose, California 95113
Tax ID:

that certain Warrant to Purchase Stock issued by VIVEVE MEDICAL, INC. (the “Company”), on June __, 2016 (the “Warrant”) together with all rights, title and interest therein.

WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

By:
Name:
Title:

Date:

By its execution below, and for the benefit of the Company, Western Alliance Bancorporation makes each of the representations and warranties set forth in Section __ of the Warrant and agrees to all other provisions of the Warrant as of the date hereof.

WESTERN ALLIANCE BANCORPORATION

By:
Name:
Title:

Exhibit 99.1

Viveve® Announces Closing of $10 Million Senior Secured Term Loan with Bridge Bank

SUNNYVALE, California – June 20, 2016 – Viveve Medical, Inc. (“Viveve”) (Nasdaq: VIVE), a medical technology company focused on women’s health, today announced that it has completed a debt refinancing that includes a new senior secured term loan of $10 million with the Life Sciences Group of Bridge Bank, a full-service professional business bank headquartered in San Jose. The proceeds from the loan will be used to repay Viveve’s existing outstanding indebtedness with Pacific Western Bank, as successor in interest to Square 1 Bank and to provide general working capital to fund its operations. The new term loan will expand Viveve’s access to capital as it carries out its plan of operations.

"We are very pleased with our new relationship with Bridge Bank, which will provide us with additional access to capital as we execute our global commercialization plan," commented Patricia Scheller, the Company's chief executive officer. "We are appreciative of the new relationship and financial support we are gaining with this transaction."

“Bridge Bank is excited to be a resource and partner to Viveve Medical, Inc., said Rob Lake, senior vice president and head of Bridge Bank’s life sciences group. “I have known the company for a long time and am impressed with its accomplishments, as well as its trajectory.”

About Viveve

Viveve Medical, Inc., is a women's health company passionately committed to advancing new solutions to improve women's overall well-being and quality of life. The company's lead product, the globally patented Viveve System, is a non-surgical, non-ablative medical device that remodels collagen and restores tissue with only one treatment session. The Viveve System treats the condition of vaginal laxity that can result in decreased physical sensation and sexual satisfaction. Physician surveys indicate that vaginal laxity is the number one post-delivery physical change for women, being more prevalent than weight gain, urinary incontinence or stretch marks. The Viveve Treatment uses patented, reverse-thermal gradient radiofrequency technology to tighten vaginal tissue in one 30-minute out-patient treatment in a physician's office. The Viveve System has received regulatory approval in many countries throughout the world and is available through physician import license in Japan. It is currently not available for sale in the U.S. For more information, please visit Viveve's website at www.viveve.com.

About Bridge Bank

Bridge Bank is a division of Western Alliance Bank, the go-to-bank for business in its growing markets. Bridge Bank was founded in 2001 in Silicon Valley to offer a better way to bank for small-market and middle-market businesses from across many industries, as well as emerging technology companies and the private equity community. Geared to serving both venture-backed and non-venture-backed companies, Bridge Bank offers a broad scope of financial solutions including growth capital, equipment and working capital credit facilities, sustainable energy project finance, venture debt, treasury management, asset-based lending, SBA and commercial real estate loans, ESOP finance and a full line of international products and services. Based in San Jose, Bridge Bank has eight offices in major markets across the country along with Western Alliance Bank’s robust national platform of specialized financial services. Western Alliance Bank is the primary subsidiary of Phoenix-based Western Alliance Bancorporation. With $15 billion in assets, Western Alliance Bancorporation (NYSE:WAL) is one of the fastest-growing bank holding companies in the U.S. and recognized as #10 on the Forbes 2016 “Best Banks in America” list. For more information, visit www.bridgebank.com or follow us on Twitter @Bridgebank.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are to be detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve is a registered trademark of Viveve, Inc.

Investor relations contact:

Amato and Partners, LLC

90 Park Avenue, 17th Floor

New York, NY 10016

admin@amatoandpartners.com

Media contact:
Jessica Burns
Berry & Company Public Relations
(212) 253-8881
jburns@berrypr.com